Exhibit 17.1

August 8, 2019

Mike Shustek, CEO
The Parking REIT
8880 W. Sunset Rd., Ste 240 Las Vegas, NV 89148

Dear Mike,

It is with sincere regret that I write to inform you of my decision to resign from my position on the Board of The Parking REIT effective August 9, 2019.

Albeit brief, it has been an absolute pleasure to work with you. I strongly believe that you have an amazing platform and wish you great success. This resignation is in no form a reflection of your team, the company, or the Board.

Sincerely,

Hilda Delgado